EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of S&T Bancorp, Inc. for the registration of 500,000 shares of its common stock for its Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements of S&T Bancorp, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Pittsburgh, Pennsylvania
March 12, 2004